DCAP Group, Inc.
1158 Broadway Hewlett, NY 11557 Phone: (516) 374-7600 Fax: (516) 295-7216 www.dcapgroup.com

News Release

IMMEDIATE

Investor Contact:
Barry B. Goldstein
DCAP Group, Inc.
(516) 374-7600

DCAP ANNOUNCES SALE OF LOAN PORTFOLIO

Hewlett, New York—February 4, 2008—DCAP Group, Inc. (NASDAQ: DCAP), the largest chain of independent storefront insurance agencies in the Northeast, today announced that its subsidiary, Payments, Inc. completed the sale of its premium finance loan portfolio to Premium Financing Specialists, Inc. (“PFS”).  In addition, the companies entered into an agreement whereby loans originated by Payments, Inc. will be sold to PFS subject to certain conditions.

“We are delighted to announce the completion of the transaction”, said Barry Goldstein, President of Payments, Inc. and CEO of DCAP.  “We are proud to have built a viable profitable and vibrant finance company from scratch.  We cannot now originate the volume of loans needed to continue our operations as a full-service provider.  The new relationship with PFS allows Payments, Inc to continue to work with our loyal customer base, to generate the same loans, but instead of retaining them for its portfolio, Payments is selling them to PFS, a national large scale enterprise with detailed knowledge of the local markets Payments, Inc. serves.  In lieu of earning interest and fee income and absorbing the costs associated, Payments will generate income which will vary with volume and loan size.    The total dollar amount of the loans sold was $13.1 million including deferred finance charges of $1.0 million.  Substantially all of the proceeds of sale were used to repay Payments Inc.’s credit line and other outstanding liabilities with regard to its premium finance business.”

PFS Personal Lines President, Jeffrey Scott, indicated “we couldn’t be more pleased to be collaborating with Payments, Inc.  We look forward to providing their customers with the highest level of service and providing ample capacity to Payments in any environment.”

About DCAP Group
DCAP Group, Inc. owns and operates the largest chain of independent storefront insurance agencies in the Northeast.  Through DCAP Insurance, Barry Scott Insurance, Atlantic Insurance Agency and Accurate Agency, DCAP Group provides automobile insurance (and to a lesser extent, motorcycle and homeowners), enhanced by complimentary premium financing capabilities, to retail customers in New York and Pennsylvania.  Other products include automobile club service for roadside emergencies and income tax preparation services.  As of February 1, 2008, DCAP had 69 owned or franchised storefront locations.

Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in Item 6 of DCAP’s latest Annual Report filed with Securities and Exchange Commission under Form 10-KSB.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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